Exhibit 99.2

AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF

LEADING ASIA PACIFIC INVESTMENT LIMITED AND SUBSIDIARIES

DECEMBER 31, 2009 AND 2008

AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF

LEADING ASIA PACIFIC INVESTMENT LIMITED AND SUBSIDIARIES

DECEMBER 31, 2009 AND 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Leading Asia Pacific Investment Limited and Subsidiaries

We have audited the accompanying consolidated balance sheet of Leading Asia Pacific Investment Limited and Subsidiaries (the "Company") as of December 31, 2009 and the related consolidated statements of operations, changes in stockholders’ equity, comprehensive income and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Leading Asia Pacific Investment Limited and Subsidiaries as of December 31, 2009 and the consolidated results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ MALONEBAILEY, LLP
MALONEBAILEY, LLP
www.malone-bailey.com
Houston, Texas

May 11, 2010

KEMPISTY & COMPANY
CERTIFIED PUBLIC ACCOUNTANTS, P.C.
15 MAIDEN LANE - SUITE 1003 - NEW YORK, NY 10038 - TEL (212) 406-7272 - FAX (212) 513-1930

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Leading Asia Pacific Investment Limited and Subsidiaries

We have audited the accompanying consolidated balance sheet of Leading Asia Pacific Investment Limited and Subsidiaries (the "Company") as of December 31, 2008 and the related consolidated statements of operations, changes in stockholders’ equity, comprehensive income and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Leading Asia Pacific Investment Limited and Subsidiaries as of December 31, 2008 and the consolidated results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

As more fully described in Note 4 to the consolidated financial statements, errors were discovered by management relating to certain 2008 transactions involving property and land purchases; and the classification of restricted cash on the Statement of Cash Flows reported in the 2008 financial statements. Accordingly, the consolidated balance sheet as of December 31, 2008 and the related cash flow for the year then ended have been restated to reflect corrections to previously reported amounts.

/s/ Kempisty & Company
Kempisty & Company
Certified Public Accountants PC
New York, New York

December 2, 2009, except for Note 4, which is as of May 11, 2010

LEADING ASIA PACIFIC INVESTMENT LIMITED AND SUBSIDIARIES
Consolidated Balance Sheets
(In US Dollars)

	December 31,
	2009	2008
Assets		Restated
Current Assets
Cash and cash equivalents	$185,590	$186,463
Trade receivables, net	2,909,234	4,842,007
Advances to suppliers	215,689	68,853
VAT recoverable	34,660	55,791
Short-term loans receivable	-	1,173,520
Inventories, net	3,973,697	2,970,521
Due from related parties	15,204	10,806
Restricted cash	438,780	1,083,130
Total current assets	7,772,854	10,391,091

Property, equipment and construction in progress, net	11,039,703	3,031,689
Advance for property and equipment purchase	16,930,020	3,123,964
Restricted Cash	263,268	132,021
Other Assets	50,804	77,039
Total Assets	$36,056,649	$16,755,804

Liabilities & Stockholders' Equity
Current Liabilities
Accounts payable	$1,792,414	$1,047,885
Customer deposits	179,272	100,660
Accrued liabilities and other payable	511,676	415,103
Various taxes payable	7,453	4,113
Short-term bank loans	4,722,660	3,469,940
Current portion of long-term bank loans	2,451,700	274,254
Wages payable	556,189	604,598
Bank notes payable	-	1,070,837
Corporate taxes payable	216,443	-
Due to related parties	17,691	8,610
Deferred revenue	36,854	-
Total current liabilities	10,492,352	6,996,000

Long term bank loans	9,236,953	-
Deferred Tax Liability	593,977	-
Total liabilities	$20,323,282	$6,996,000

Commitments and contingencies	-	-

Stockholders' Equity
Common Stock, $1.00 par value, 50,000 shares authorized; 50,000 shares issued and outstanding at December 31, 2009 and 2008	50,000	50,000
Additional paid-in capital	1,168,451	1,168,451
Accumulated other comprehensive income	365,187	408,157
Statutory surplus reserve fund	1,038,988	1,038,988
Retained earnings	13,110,741	7,094,208
Total Stockholders' Equity	15,733,367	9,759,804
Total Liabilities & Stockholders' Equity	$36,056,649	$16,755,804

The accompanying notes are an integral part of these consolidated financial statements.

LEADING ASIA PACIFIC INVESTMENT LIMITED AND SUBSIDIARIES
Consolidated Statements of Operations
(In US Dollars)

	For the Years Ended December 31,

	2009	2008

Revenues	$48,627,436	$36,762,688
Other Sales	18,471	83,463
Cost of goods sold	(36,547,011)	(28,236,136)
Gross Profit	12,098,896	8,610,015

Operating Costs and Expenses
Selling expenses	979,174	872,441
Depreciation	114,642	22,676
Bad debts (recovery)	(66,129)	40,010
Other general and administrative expenses	1,349,298	1,029,314
Research and development	494,825	624,051
Total operating costs and expenses	2,871,810	2,588,492
Income from operations	9,227,086	6,021,523

Other income (expenses)
Loss on disposal of assets	-	(17,644)
Interest income	40	53,335
Interest expense	(581,920)	(422,550)
Sundry income, net	76,032	22,381
Gain on acquisition of business	106,364	-
Total other income (expenses)	(399,484)	(364,478)

Income before income taxes	8,827,602	5,657,045
Income taxes	(1,334,447)	-

Net Income	$7,493,155	$5,657,045

The accompanying notes are an integral part of these consolidated financial statements.

LEADING ASIA PACIFIC INVESTMENT LIMITED AND SUBSIDIARIES
Consolidated Statements of Changes in Stockholders' Equity and Comprehensive Income
For the Years Ended December 31, 2009 and 2008
(In US Dollars)

					Accumulated
	Common		Additional	Statutory	Other	Retained	Total
	Stock		Paid-in	Reserve	Comprehensive	Earnings	Stockholders'	Comprehensive
	Shares	Amount	Capital	Fund	Income	(Unrestricted)	Equity	Income
Balance at December 31, 2007	50,000	$50,000	$1,168,451	$791,973	$259,357	$3,697,803	$5,967,584
Allocation of retained earnings to statutory reserve fund	-	-		247,015	-	(247,015)	-
Foreign currency translation adjustment	-	-		-	148,800	-	148,800	$148,800
Dividend Declared	-	-	-	-	-	(2,013,625)	(2,013,625)
Net income for the year	-	-	-	-	-	5,657,045	5,657,045	5,657,045
Comprehensive income	-	-	-	-	-	-	-	$5,805,845

Balance at December 31, 2008	50,000	$50,000	$1,168,451	$1,038,988	$408,157	$7,094,208	$9,759,804
Foreign currency translation adjustment	-	-	-	-	(42,970)	-	(42,970)	$(42,970)
Distribution	-	-	-	-	-	(1,476,622)	(1,476,622)
Net income for the year	-	-	-	-	-	7,493,155	7,493,155	7,493,155
Net income for the year	-	-	-	-	-	-	-	$7,450,185

Balance at December 31, 2009	50,000	$50,000	$1,168,451	$1,038,988	$365,187	$13,110,741	$15,733,367

The accompanying notes are an integral part of these consolidated financial statements.

LEADING ASIA PACIFIC INVESTMENT LIMITED AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In US Dollars)

	For the Years Ended
	December 31,

	2009	2008
Cash Flows From Operating Activities		Restated
Net Income	$7,493,155	$5,657,045
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	448,071	266,556
Bad debt (recovery)	66,496	40,010
Loss on disposal of assets	-	16,351
Gain on business acquisition	(106,361)	-
Deferred tax benefit	(12,668)	-
Write-down of inventory	-	26,346
Deferred income	(18,471)	-
Changes in operating assets and liabilities:	-
Trade receivables	1,856,675	(961,062)
Advance to suppliers	(147,389)	503,976
Inventories, net	(1,014,305)	962,441
Prepaid expenses and other receivables	32,228	9,076
Accounts payable - trade	749,433	(263,442)
Customer deposit	72,939	(59,908)
Accrued liabilities and other payables	(299,141)	84,545
Various taxes payable	241,339	(131,278)
Wages payable	(46,748)	182,736
Other	(77,188)	-
Net cash provided by operating activities	9,238,062	6,333,392
Cash Flows From Investing Activities
Purchases and advances for property, plant, and equipment	(17,589,090)	(3,623,733)
Purchase of Borou, net of cash acquired	(3,499,868)	-
Proceeds of disposal of fixed assets	-	5,900
Collection of advances/loans - related parties	10,800	22,044
Change in restricted cash	515,738	620,971

Advances/loans - related parties	(15,240)	(10,806)
Repayment of short-term loan receivable	1,172,880	(1,173,520)
Net cash used in investing activities	(19,404,780)	(4,159,144)
Cash Flows From Financing Activities
Borrowing from bank notes	2,932,200	1,070,837
Repayment of bank notes	(4,002,453)	(325,743)
Borrowing from bank loans	20,221,692	2,200,476
Repayment of bank loans	(7,513,259)	(4,188,084)
Proceeds from related parties	17,733	8,610
Repayment to related parties	(8,605)	-
Distributions to owners	(1,476,622)	-
Dividends declared to shareholders	10,170,686	(2,013,625)
Net cash provided by (used in) financing activities	11,647,308	(3,247,529)
Effect of exchange rate changes on cash	(4,841)	(287,588)
Net decrease in cash and cash equivalents	(873)	(1,360,869)

Cash and cash equivalents, beginning of period	186,463	1,547,332
Cash and cash equivalents, end of period	$185,590	$186,463
Supplemental disclosure information:
Interest expense paid	$581,920	$422,550
Income taxes paid	$1,130,154	$-

The accompanying notes are an integral part of these consolidated financial statements.

Leading Asia Pacific Investment Limited and Subsidiaries
Notes to Consolidated Financial Statements

NOTE 1: DESCRIPTION OF BUSINESS AND ORGANIZATION

On July 14, 2009, TMK acquired 100% ownership interest of Shenzhen Borou Industrial Co., Ltd., or Borou, from Ms. Hui Wang, a PRC individual, under an ownership transfer agreement, for an appraised value of RMB 3,000,000 (or approximately $438,390). Borou was established on November 5, 2003 as a PRC real estate investment company which currently owns seven retail shops.

Leading Asia Pacific Investment Limited (“Leading Asia”) was incorporated in British Virgin Islands on July 08, 2008. Leading Asia had 50,000 capital shares authorized with $1.00 par value and 50,000 shares issued and outstanding. The sole shareholder was Unitech International Investment Holdings Limited.

Good Wealth Capital Investment Limited (“Good Wealth”) was incorporated in Hong Kong on May 16, 2008. The Company had 10,000 capital shares authorized with 1.00 HK dollar par value and 10,000 shares issued and outstanding. On August 12, 2008, Leading Asia acquired Good Wealth and became the sole shareholder.

In September 2008, Good Wealth entered into an ownership transfer agreement with TMK Power Industries (SZ) Co., Ltd. (“TMK”) and its shareholders. Pursuant to the agreement, TMK's shareholders agreed to transfer their 100% ownership interest to Good Wealth at a price of $1,510,000. The ownership transfer was approved and completed by the appropriate China government department in February 2010.

All of our business operations are conducted through our Chinese subsidiaries. The chart below presents our corporate structure:

TMK Power Industries (SZ) Co., Ltd. (“the Company” or “TMK Shenzhen”) was incorporated in Shenzhen, People’s Republic of China (“PRC”) on September 3, 2001. The Company had an authorized and invested capital of $362,911 (or RMB 3 million). On August 1, 2005, the Company increased its authorized and invested capital from $362,911 (or RMB 3 million) to $1,218,451 (or RMB 10 million). The Company’s primary business activities involve research, development, production, marketing and sales of environment-friendly batteries including lithium batteries and nickel metal hydride batteries.

Leading Asia Pacific Investment Limited and Subsidiaries
Notes to Consolidated Financial Statements

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a. Basis of preparation

The accompanying consolidated financial statements have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America.

The reorganization has been reported as a common control transaction and a recapitalization of Shenzhen TMK Power Industries, Ltd. with retroactive effect in the accompanying consolidated financial statements. In the opinion of the management, the consolidated financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position of the Company as of December 31, 2009 and 2008 and the results of operations and cash flows for the years then ended.

b. Basis of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. Inter-company transactions have been eliminated in consolidation.

c. Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”) in the United States of American. The GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting year. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates.

d. Reclassifications

Certain amounts in the consolidated financial statements for the prior years have been reclassified to conform to the presentation of the current year for the comparative purposes.

e. Fair values of financial instruments

US GAAP requires certain disclosures about fair value of financial instruments. The Company defines fair value, using the required three-level valuation hierarchy for disclosures of fair value measurement, the enhanced disclosures requirements for fair value measures. Current assets and current liabilities qualified as financial instruments and management believes their carrying amounts are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and if applicable, their current interest rate is equivalent to interest rates currently available. The three levels are defined as follows:

  Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
  Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.
  Level 3 — inputs to the valuation methodology are unobservable and significant to the fair value.

As of the balance sheet date, the estimated fair values of the financial instruments were not materially different from their carrying values as presented due to the short maturities of these instruments and that the interest rates on the borrowings approximate those that would have been available for loans of similar

Leading Asia Pacific Investment Limited and Subsidiaries
Notes to Consolidated Financial Statements

remaining maturity and risk profile at respective period-ends. Determining which category an asset or liability falls within the hierarchy requires significant judgment. The Company evaluates the hierarchy disclosures each quarter.

f. Cash and cash equivalents

Cash and cash equivalents include cash on hand, demand deposits with banks and liquid investments with an original maturity of three months or less.

g. Restricted cash

The restricted cash are recorded as an asset when the Company deposits cash in the bank as collateral for bank loans, separately from cash and cash equivalents.

h. Accounts Receivable

Accounts receivables are recognized and carried at original invoiced amount less an allowance for uncollectible accounts, as needed.

The Company uses the aging method to estimate the valuation allowance for anticipated uncollectible receivable balances. Under the aging method, bad debts percentages determined by management based on historical experience as well as current economic climate are applied to customers’ balances categorized by the number of months the underlying invoices have remained outstanding. The valuation allowance balance is adjusted to the amount computed as a result of the aging method. When facts subsequently become available to indicate that the amount provided as the allowance was incorrect, an adjustment which classified as a change in estimate is made.

i. Inventories

Inventories are stated at the lower of cost, as determined on a weighted average basis, or market. Costs of inventories include purchase and related costs incurred in bringing the products to their present location and condition. Market value is determined by reference to selling prices after the balance sheet dates or to management’s estimates based on prevailing market conditions. The management writes down the inventories to market value if it is below cost. The management also regularly evaluates the composition of its inventories to identify slow-moving and obsolete inventories to determine if valuation allowance is required.

j. Property and Equipment

Property and equipment are initially recognized and recorded at cost. Gains or losses on disposals are reflected as gain or loss in the period of disposal. The cost of improvements that extend the life of plant and equipment are capitalized. These capitalized costs may include structural improvements, equipment and fixtures. All ordinary repairs and maintenance costs are expensed as incurred.

Depreciation for financial reporting purposes is provided using the straight-line method over the estimated useful lives of the assets:

Building	20 - 40 years
Molds	8 years
Machinery and Equipment	10 - 20 years
Electronic Equipment	5 years
Leasehold Improvements	The lesser of remaining lease term or 5 years
Office and Other Equipment	5 years
Automobiles	5 years

Leading Asia Pacific Investment Limited and Subsidiaries
Notes to Consolidated Financial Statements

k. Impairment of Long-Lived Assets

The Company evaluates potential impairment of long-lived assets, in accordance with applicable accounting standards, which requires the Company to evaluate a long-lived asset for recoverability when there is event or circumstances that indicate the carrying value of the asset may not be recoverable. An impairment loss is recognized when the carrying amount of a long-lived asset or asset group is not recoverable (when carrying amount exceeds the gross, undiscounted cash flows from use and disposition) and is measured as the excess of the carrying amount over the asset’s (or asset group’s) fair value.

l. Advance for property purchase

The advance for property purchase is recorded as an asset when the Company makes the payment based on purchase agreements but does not receive the property or obtain the control of the property.

m. Comprehensive income

The Company reports comprehensive income, its components, and accumulated balances in its financial statements. Accumulated other comprehensive income represents the accumulated balance of foreign currency translation adjustments. No other items of comprehensive income are present.

n. Revenue recognition

The Company generates revenues from the sales of environment-friendly batteries including nickel metal hydride batteries. Sales are recognized when the following four revenue criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the selling price is fixed or determinable, and collectability is reasonably assured. Sales are presented net of value added tax (VAT). No return allowance is made as products returns are insignificant based on historical experience.

o. Research and development costs

Research and development costs are expensed to operations as incurred. The Company spent $494,825 and $624,051 on direct research and development (“R&D”) efforts in the years ended December 31, 2009 and 2008, respectively.

p. Advertising

The Company expenses advertising costs as incurred. Advertising is included in selling expenses for financial reporting. The Company spent $25,359 and $30,049 for the years ended December 31, 2009 and, 2008, respectively on advertising expenses.

q. Income taxes

The Company accounts for income taxes in accordance with ASC740 "Accounting for Income Taxes." ASC 740 requires the asset and liability approach for financial accounting and reporting for income taxes and allows recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

The Company adopted the accounting standard for uncertainty in income taxes which requires a comprehensive model for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return (including a decision whether to file or not file a return in a particular jurisdiction).

Leading Asia Pacific Investment Limited and Subsidiaries
Notes to Consolidated Financial Statements

r. Value added tax

The Company is subject to value added tax (“VAT”) imposed by Chinese government on its domestic product sales. The output VAT is charged to customers who purchase goods from the Company and the input VAT is paid when the Company purchases goods from its vendors. VAT rate is 17%, in general, depending on the types of product purchased and sold. The input VAT can be offset against the output VAT. VAT payable or receivable balance represents either the input VAT less than or larger than the output VAT. The debit balance represents a credit against future collection of output VAT instead of a receivable.

s. Foreign currency translation

The functional currency of the Company is Renminbi (“RMB”). The Company maintains its financial statements using the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income (loss) for the respective periods.

For financial reporting purposes, the financial statements of TMK Shenzhen and Borou, which are prepared in RMB, are translated into the Company’s reporting currency, United States Dollars (“USD”). Balance sheet accounts are translated using the closing exchange rate in effect at the balance sheet date and income and expense accounts are translated using the average exchange rate prevailing during the reporting period. Adjustments resulting from the translation, if any, are included in accumulated other comprehensive income (loss) in stockholder’s equity.

The exchange rates used for foreign currency translation were as follows (USD$1 = RMB):

Period Covered	Balance Sheet Date Rates	Average Rates

Year ended December 31, 2008	6.81710	6.93721
Year ended December 31, 2009	6.83720	6.82082

t. Related parties

A party is considered to be related to the Company if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

u. Recently issued accounting pronouncements

In June 2009, the Financial Accounting Standards Board (FASB) issued a standard that established the FASB Accounting Standards Codification (ASC) and amended the hierarchy of generally accepted accounting principles (ASC) and amended the hierarchy of generally accepted accounting principles (GAAP) such that the ASC became the single source of authoritative nongovernmental U.S. GAAP. The ASC did not change current U.S. GAAP, but was intended to simplify user access to all authoritative U.S. GAAP by providing all the authoritative literature related to a particular topic in one place. All previously existing accounting standard documents were superseded and all other accounting literature not included in the ASC is considered non-authoritative. New accounting standards issued subsequent to June 30, 2009 are communicated by the FASB through Accounting Standards Updates (ASUs). The Company adopted the ASC on July 1, 2009. This standard did not have an impact on the Company’s consolidated results of operations or financial condition. However, throughout the notes to the consolidated financial statements references that were previously made to various former authoritative U.S. GAAP pronouncements have been changed to coincide with the appropriate section of the ASC.

Leading Asia Pacific Investment Limited and Subsidiaries
Notes to Consolidated Financial Statements

In December 2007, the FASB issued and, in April 2009, amended a new business combinations standard codified within ASC 805, which changed the accounting for business acquisitions. Accounting for business combinations under this standard requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction and establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed in a business combination. Certain provisions of this standard impact the determination of acquisition-date fair value of consideration paid in a business combination (including contingent consideration); exclude transaction costs from acquisition accounting; and change accounting practices for acquisition-related restructuring costs, in-process research and development, indemnification assets, and tax benefits. The Company adopted the standard for business combinations for its business combination on and after January 1, 2009.

In December 2007, the FASB issued a new standard which established the accounting for and reporting of noncontrolling interests (NCIs) in partially owned consolidated subsidiaries and the loss of control of subsidiaries. Certain provisions of this standard indicate, among other things, that NCIs (previously referred to as minority interests) be treated as a separate component of equity, not as a liability (as was previously the case); that increases and decreases in the parent’s ownership interest that leave control intact be treated as equity transactions, rather than as step acquisitions or dilution gains or losses; and that losses of a partially owned consolidated subsidiary be allocated to the NCI even when such allocation might result in a deficit balance. This standard also required changes to certain presentation and disclosure requirements. The Company adopted the standard beginning January 1, 2009. The provisions of the standard were applied to all NCIs prospectively, except for the presentation and disclosure requirements, which were applied retrospectively to all periods presented. As a result, upon adoption, the Company retroactively reclassified the “Minority interest in subsidiaries” balance previously included in the “Other liabilities” section of the consolidated balance sheet to a new component of equity with respect to NCIs in consolidated subsidiaries. The adoption also impacted certain captions previously used on the consolidated statement of income, largely identifying net income including NCI and net income attributable to the Company. The adoption of this standard did not have a material impact on the Company’s consolidated financial position or results of operations.

In June 2009, the FASB issued a new standard regarding the accounting for transfers of financial assets amending the existing guidance on transfers of financial assets to, among other things, eliminate the qualifying special-purpose entity concept, include a new unit of account definition that must be met for transfers of portions of financial assets to be eligible for sale accounting, clarify and change the derecognition criteria for a transfer to be accounted for as a sale, and require significant additional disclosure. The standard is effective for new transfers of financial assets beginning January 1, 2010. The adoption of this standard is not expected to have a material impact on the Company’s consolidated results of operations or financial condition.

In June 2009, the FASB issued an accounting standard that revised the consolidation guidance for variable-interest entities. The modifications include the elimination of the exemption for qualifying special purpose entities, a new approach for determining who should consolidate a variable-interest entity, and changes to when it is necessary to reassess who should consolidate a variable-interest entity. The standard is effective January 1, 2010. The Company evaluated the impact of this standard, and does not expect it to have a material impact on the Company’s consolidated results of operations or financial condition.

Leading Asia Pacific Investment Limited and Subsidiaries
Notes to Consolidated Financial Statements

In October 2009, the FASB issued ASU No. 2009-13, Multiple-Deliverable Revenue Arrangements—a consensus of the FASB Emerging Issues Task Force, that provides amendments to the criteria for separating consideration in multiple-deliverable arrangements. As a result of these amendments, multiple-deliverable revenue arrangements will be separated in more circumstances than under existing U.S. GAAP. The ASU does this by establishing a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable will be based on vendor-specific objective evidence if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific objective evidence nor third-party evidence is available. A vendor will be required to determine its best estimate of selling price in a manner that is consistent with that used to determine the price to sell the deliverable on a standalone basis. This ASU also eliminates the residual method of allocation and will require that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method, which allocates any discount in the overall arrangement proportionally to each deliverable based on its relative selling price. Expanded disclosures of qualitative and quantitative information regarding application of the multiple-deliverable revenue arrangement guidance are also required under the ASU. The ASU does not apply to arrangements for which industry specific allocation and measurement guidance exists, such as long-term construction contracts and software transactions. The ASU is effective beginning January 1, 2011. The Company is currently evaluating the impact of this standard on the Company’s consolidated results of operations and financial condition.

In October 2009, the FASB issued ASU No. 2009-14, Certain Revenue Arrangements That Include Software Elements—a consensus of the FASB Emerging Issues Task Force, that reduces the types of transactions that fall within the current scope of software revenue recognition guidance. Existing software revenue recognition guidance requires that its provisions be applied to an entire arrangement when the sale of any products or services containing or utilizing software when the software is considered more than incidental to the product or service. As a result of the amendments included in ASU No. 2009-14, many tangible products and services that rely on software will be accounted for under the multiple-element arrangements revenue recognition guidance rather than under the software revenue recognition guidance. Under the ASU, the following components would be excluded from the scope of software revenue recognition guidance: the tangible element of the product, software products bundled with tangible products where the software components and non-software components function together to deliver the product’s essential functionality, and undelivered components that relate to software that is essential to the tangible product’s functionality. The ASU also provides guidance on how to allocate transaction consideration when an arrangement contains both deliverables within the scope of software revenue guidance (software deliverables) and deliverables not within the scope of that guidance (non-software deliverables). The ASU is effective beginning January 1, 2011. The Company is currently evaluating the impact of this standard on the Company’s consolidated results of operations and financial condition.

In April 2009, the FASB issued an accounting standard which provides guidance on (1) estimating the fair value of an asset or liability when the volume and level of activity for the asset or liability have significantly declined and (2) identifying transactions that are not orderly. The standard also amended certain disclosure provisions for fair value measurements and disclosures in ASC 820 to require, among other things, disclosures in interim periods of the inputs and valuation techniques used to measure fair value as well as disclosure of the hierarchy of the source of underlying fair value information on a disaggregated basis by specific major category of investment. The standard was effective prospectively beginning April 1, 2009. The adoption of this standard did not have a material impact on the Company’s consolidated results of operations or financial condition.

In April 2009, the FASB issued an accounting standard regarding interim disclosures about fair value of financial instruments. The standard essentially expands the disclosure about fair value of financial instruments that were previously required only annually to also be required for interim period reporting. In addition, the standard requires certain additional disclosures regarding the methods and significant assumptions used to estimate the fair value of financial instruments. The adoption of this standard did not have a material impact on the Company’s consolidated results of operations or financial condition.

Leading Asia Pacific Investment Limited and Subsidiaries
Notes to Consolidated Financial Statements

In May 2009, the FASB issued a new accounting standard regarding subsequent events. This standard incorporates into authoritative accounting literature certain guidance that already existed within generally accepted auditing standards, with the requirements concerning recognition and disclosure of subsequent events remaining essentially unchanged. This guidance addresses events which occur after the balance sheet date but before the issuance of financial statements. Under the new Standard, as under previous practice, an entity must record the effects of subsequent events that provide evidence about conditions that existed at the balance sheet date and must disclose but not record the effects of subsequent events which provide evidence about conditions that did not exist at the balance sheet date. The Company adopted this standard during the quarter ended June 30, 2009. The adoption did not have an impact on the Company’s consolidated results of operations or financial condition.

In September 2009, the FASB issued ASU No. 2009-12, Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent), that amends ASC 820 to provide guidance on measuring the fair value of certain alternative investments such as hedge funds, private equity funds and venture capital funds. The ASU indicates that, under certain circumstance, the fair value of such investments may be determined using net asset value (NAV) as a practical expedient, unless it is probable the investment will be sold at something other than NAV. In those situations, the practical expedient cannot be used and disclosure of the remaining actions necessary to complete the sale is required. The ASU also requires additional disclosures of the attributes of all investments within the scope of the new guidance, regardless of whether an entity used the practical expedient to measure the fair value of any of its investments. This ASU is effective October 1, 2009. The adoption of this guidance did not have a material impact on the Company’s consolidated results of operations or financial condition.

In August 2009, the FASB issued ASU No. 2009-05, Measuring Liabilities at Fair Value, which provides additional guidance on how companies should measure liabilities at fair value under ASC 820. The ASU clarifies that the quoted price for an identical liability should be used. However, if such information is not available, a entity may use, the quoted price of an identical liability when traded as an asset, quoted prices for similar liabilities or similar liabilities traded as assets, or another valuation technique (such as the market or income approach). The ASU also indicates that the fair value of a liability is not adjusted to reflect the impact of contractual restrictions that prevent its transfer and indicates circumstances in which quoted prices for an identical liability or quoted price for an identical liability traded as an asset may be considered level 1 fair value. This ASU is effective October 1, 2009. The Company is currently evaluating the impact of this standard, but does not expect it to have a material impact on the Company’s consolidated results of operations or financial condition.

NOTE 3: ACQUISITION

On July 14, 2009, TMK Shenzhen acquired 100% of the ownership of Shenzhen Borou Industrial Co., Ltd. (“Borou”) pursuant to the Acquisition Agreement and Supplemental Ownership Transfer Agreement. The results of Borou’s operations have been included in the consolidated financial statements since that date.

The acquisition-date fair value of the consideration transferred totaled RMB 23,869,000 (approximately $3,490,826) and was paid in cash. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the acquisition date. The deferred tax liability resulted from the differences in book and tax basis of properties acquired.

Leading Asia Pacific Investment Limited and Subsidiaries
Notes to Consolidated Financial Statements

Total identifiable assets acquired	4,661,154

Deferred revenue	(55,281)
Other payable	(395,926)
Rent deposit	(6,142)
Deferred tax liability	(606,615)
Total liabilities assumed	(1,063,964)
Net identifiable assets acquired	$3,597,190
Gain	106,364

Because the fair value of the assets increased from the date the purchase price was fixed through the closing date of the acquisition, the fair value of identifiable net assets acquired exceeded the fair value of the consideration paid. Consequently, the Company recognized a gain of $106,364. The gain is included in the line item “Gain on acquisition of business” in the consolidated income statement. Pro forma statements were omitted due to the fact that Borou had limited operations in the periods presented and the pro forma balances would not be materially different from the balances presented in the consolidated income statement.

NOTE 4: RESTATEMENT

The Company’s Balance Sheets for certain prior period, as further described below, include revised amounts from those previously reported within balance sheets and cash flows from operating activities and investing activities. These revisions to the previously reported Consolidated Statements of Cash Flows are primarily the result of the following item:

  During 2008, the Company recorded the acquisition of property and equipment assets based on purchase agreements. In 2009, the Company discovered that the seller did not have clear title and as a result, the Company could not take possession of the properties. In July 2009, the Company finalized the acquisition and took possession of the properties. In addition, the company recorded a payable of approximately $4,832,713 related to this transaction. At December 31, 2008, property and equipment was overstated by $7,956,675 and payables were overstated by $4,832,713.

  At December 31, 2008, the Company failed to classify certain cash deposits as restricted. These deposits were required as collateral for certain bank loans.

These revisions did not have any material impact on the income statements previously reported by the Company.

The effects of the restatement on previously reported balances are presented in the following tables:

		December
		31, 2008
		Current Year
	As Reported	Adjustments	As Reported
ASSETS
Cash	1,118,983	(932,520)	186,463
Restricted cash	282,631	800,499	1,083,130
Prepaid expenses and deposits	77,039	(77,039)	-
Total current assets	10,600,151	(209,060)	10,391,091

Leading Asia Pacific Investment Limited and Subsidiaries
Notes to Consolidated Financial Statements

		Current Year
	As Reported	Adjustments	As Reported

Property, equipment and construction in progress, net	10,988,366	(7,956,675)	3,031,691
Advance for property and equipment purchase	-	3,123,964	3,123,964
Restricted cash	-	132,021	132,021
Other assets	-	77,039	77,039
Total assets	$21,588,517	$(4,909,750)	$16,755,804

Property purchase payable	4,832,713	(4,832,713)	-
Total current liabilities	11,828,713	(4,832,713)	6,996,000
Total liabilities	11,828,713	(4,832,713)	6,996,000
Total liabilities and stockholders’ equity	$21,588,517	$9,822,364	$16,755,804

	For the Year Ended December 31, 2008
	As Reported	Current Year Adjustments	As Reported
Cash Flows From Operating Activities
Adjustments to reconcile net income to net cash provided by operating activities:
Due from related parties	11,238	(11,238)	-
Net cash provided by operating activities	6,344,630	(11,238)	6,333,392
Cash Flows From Investing Activities
Purchases of property, plant, and equipment	(8,456,446)	4,832,713	(3,623,733)
Collection of advances/loans - related parties	-	22,044	22,044
Advances/loans - related parties	-	(10,806)	(10,806)
Land purchase payable	4,832,713	(4,832,713)	-
Repayment of short-term loan receivable	-	(1,173,520)	(1,173,520)
Change in restricted cash	262,467	358,504	620,971
Net cash used in investing activities	(3,355,276)	(803,778)	(4,159,144)
Cash Flows From Financing Activities
Borrowing from bank notes	-	1,070,837	1,070,837
Repayment of bank notes	-	(325,743)	(325,743)
Changes in bank notes	754,094	(754,094)	-
Changes in government loans	(13,710)	13,710	-

Leading Asia Pacific Investment Limited and Subsidiaries
Notes to Consolidated Financial Statements

Changes in short-term loans receivable	(1,173,520)	1,173,520	-
Borrowing from bank loans	-	2,200,476	2,200,476
Repayment of bank loans	-	(4,188,084)	(4,188,084)
Change in bank loans	(800,378)	800,378	-
Due to related parties	8,610	(8,610)	-
Proceeds from related parties	-	8,610	8,610
Net cash used in financing activities	(3,238,529)	(9,000)	(3,247,529)
Effect of exchange rate changes on cash	(170,174)	(117,414)	(287,588)
Net decrease in cash and cash equivalents	(428,349)	(932,520)	(1,360,869)

Cash and cash equivalents, beginning of period	1,547,332	-	1,547,332
Cash and cash equivalents, end of period	$1,118,983	$(932,520)	$186,463

NOTE 5: ACCOUNTS RECEIVABLE, NET

Accounts receivable consists of the following:

	December 31,
	2009	2008
Accounts receivable-trade	$2,914,440	$4,913,760
Allowance for doubtful accounts	(5,206)	(71,753)
Accounts receivable-trade, net	$2,909,234	$4,842,007

Trades receivables are recognized and carried at original invoiced amount less an allowance for uncollectible accounts, as needed. The Company uses the aging method to estimate the valuation allowance for anticipated uncollectible receivable balances.

As of December 31, 2008, appropriately $2,003,040 of trade receivables was pledged for bank loan arrangements.

NOTE 6: ADVANCES TO SUPPLIERS

Advances to suppliers consist of the following:

	December 31,
	2009	2008
Advances for inventory purchases	$215,748	$68,853

Generally, as for advances for inventory purchase, business practices in PRC for purchases usually are cash term instead of credit terms unless a prolonged supply relationship for the purchases has been established. As the Company has continuously been seeking best prices for raw materials supply sources that comply with the quality requirements in order to reduce its cost bases, cash prepayment for certain new suppliers is conformity with the business practices in PRC. Advances to suppliers represent amounts prepaid for raw materials inventory purchases to assure a continued supply of materials and to ensure that the Company could obtain quality raw material inventory with feasibly possible contractual terms. Such advances were within 360 days upon delivery.

Leading Asia Pacific Investment Limited and Subsidiaries
Notes to Consolidated Financial Statements

NOTE 7: ADVANCES FOR PROPERTY AND EQUIPMENT PURCHASE

Advances for property and equipment purchase consist of the following:

	December 31,
	2009	2008
Advance for Property Purchase (1 unit located in Shihao Mansion)	$3,024,108	$3,123,964
Advance for Equipment Purchase (from two vendors)	2,989,816	-
Advance for Property Purchase (3rd, 5th and 6th floor located at Jinli Building)	10,916,096	-
Total Advances for properties purchases	16,930,020	$3,123,964

The Company entered into two agreements to purchase equipment from two vendors in 2009. Based on the agreements, the Company is required to pay certain deposits prior to equipment delivery date. The remaining price is to be paid after trial-run of the equipment within three-month acceptance period. The ownership of equipment will be transferred to the Company upon the receipt of full purchase price.

The Company is in the process of acquiring several properties and have entered into various property purchase agreements during 2008 and 2009. These agreements generally require the Company to make installment payments and the title and possession transfers to the Company upon the final payment. For the properties listed in the table above, the final payment had not been made by December 31, 2009 and 2008 and as a result, the payments made through those respective dates was not recorded as advances. No depreciation was recorded related to these advances.

NOTE 8: INVENTORIES, NET

Inventories consist of the following:

	December 31,
	2009	2008
Raw materials	$1,693,857	$1,772,094
Production costs	157,141	126,390
Cost variances on finished goods	49,512	(159,504)
Semi-assembled goods	1,297,204	1,062,871
Finished goods	855,643	248,565
Subtotal	4,053,357	3,050,416
Write-down reserves	(79,660)	(79,895)
Inventory, net	$3,973,697	$2,970,521

The Company uses a standard cost method to calculate and record its production costs, which represent work-in-process that is still in production lines under processing, and semi-assembled goods represent work-in-process that is waiting for cooling and packaging procedures. The difference between standard costs and actual costs are recorded as Cost Variances on Finished Goods inventory. The Company uses weighted average method to allocate the difference to Cost of Goods Sold. The Company adjusts the standard unit cost semi-annually.

Leading Asia Pacific Investment Limited and Subsidiaries
Notes to Consolidated Financial Statements

The cost of any inventory item does not include any general and administrative cost or license fees.

The write-down reserves for obsolete inventory for the reporting periods, as of December 31, 2009 and 2008 were $79,660 and $79,895 respectively.

There were no losses of inventory write-down for the years ended December 31, 2009 and 2008, respectively.

As of December 31, 2008, certain inventories were used as collateral for short-term bank loans.

NOTE 9: SHORT-TERM LOANS RECEIVABLE

Short-term loans receivable consists of the following:

	December 31,
	2009	2008
Short-term loan receivable	$-	$1,173,520

On July 3, 2008, the Company entered into a contract with Shenzhen Huaxin Investment Ltd. Company (“Huaxin”) through which Huaxin acted as an agent to purchase a land for the Company’s expansion of production facility. The Company paid $1,156,823 as a deposit and Huaxin is obliged to assist the Company in closing the land purchase deal before April, 2009. The Company also paid 3% of total purchase price to Huaxin as commission fees, which was also included in the deposit. If Huaxin is unable to perform the deal, then it has to pay 1% of total purchase price as a penalty.

Due to the change of Chinese policy, Huaxin was not able to close the deal for the Company. On December 1, 2008, both parties entered into an agreement to effectively terminate the above contract without any penalty. Pursuant to the agreement, Huaxin is required to refund all the land purchase deposit to the Company prior to December 31, 2008. If defaulted, Huaxin will be charged at 0.05% per day on outstanding balance. The land purchase deposit was received from Huaxin in full in April 2009 and the Company decided to forgive the interest on the deposit.

NOTE 10: PROPERTY, EQUIPMENT AND CONSTRUCTION IN PROGRESS, NET

Property, equipment and construction in progress consist of the following:

Leading Asia Pacific Investment Limited and Subsidiaries
Notes to Consolidated Financial Statements

	December 31,
	2009	2008
Machinery and equipment	$6,790,832	$3,730,425
Electronic, office and other equipment	85,962	86,216
Automobiles	163,165	163,644
Building	5,005,485	-
Accumulated depreciation	(1,315,812)	(871,365)
Subtotal	10,729,632	3,108,920
Writedown reserves	-	(77,231)

Construction in process	310,071	-

Property, equipment and construction in progress, net	$11,039,703	$3,031,689

The depreciation expenses are $448,071 and $266,556 for the years ended 2009 and 2008 respectively. Detailed breakdown of the depreciation is as follows:

	December 31,
	2009	2008
Cost of goods sold	$333,429	$243,880
General and administrative expenses	114,642	22,676
Total	$448,071	$266,556

As of December 31, 2009 and 2008, certain machinery, equipment and properties were used as collateral for bank loans.

NOTE 11: SHORT-TERM BANK LOANS

Short term bank loans consist of the following:

	December 31,
	2009	2008
Bank Loans borrowed by TMK Shenzhen
ABN AMRO BANK	$-	$2,003,040
Shenzhen Development Bank	-	1,466,900
Bank of China Shenzhen Branch	2,382,500	-
Bank of Ningbo Shenzhen Branch	1,170,080	-

Bank Loans borrowed by Borou
Bank of Ningbo Shenzhen Branch	1,170,080	-

Short-term loans	$4,722,660	$3,469,940

Leading Asia Pacific Investment Limited and Subsidiaries
Notes to Consolidated Financial Statements

On August 24, 2009, Borou obtained a one-year term loan in the amount of RMB 8,000,000 (or approximately $1,170,080) from Bank of Ningbo Shenzhen Branch ("BN") bearing interest at approximately 6.37% with maturity date on August 23, 2010. The loan is personally guaranteed by Mr. Wu, Henian and Mr. Tu Jun and secured by Mr. Zhuang, Zehao's personal property. According to the loan agreement, BN has right to request Borou to repay the outstanding debt in full immediately if the Company does not meet any of the following: (a) Borou should repay 30% of principal within 6 months of receipt of the first borrowing; (b) Within term of loan, Borou should maintain certain amounts of cash deposits and cash withdrawals with the bank on monthly basis of not less than 30% of its revenue; (c) The Company as a whole (Borou and TMK Shenzhen)’s total loans should not exceed $19,013,800 (RMB 130,000,000); (d) The Company as a whole (Borou and TMK Shenzhen)'s total revenue including VAT tax should not be less than $51,191,000 (RMB 350,000,000; (e) Borou cannot distribute any dividend or pledge using its assets, cannot add any additional borrowing within loan period; (f) Borou's total revenue including VAT tax should be maintained at not less than $51,191,000 (approximately RMB 350,000,000. Borou has met all of the above requirements and has repaid principal and interests due through March 2010, except item (f). BN has not requested Borou to pay off this loan, however, Borou was not able to obtain a waive letter from BN.

On August 21, 2009, TMK Shenzhen obtained a one-year term loan in the amount of RMB 8,000,000 (appropriately $1,170,080) from Bank of Ningbo Shenzhen Branch ("BON") bearing interest at approximately 6.37% with maturity date on August 20, 2010. The loan is personally guaranteed by Mr. Wu, Henian and secured by Mr. Zhuang, Zehao's personal property. According to the loan agreement, BN has right to request TMK Shenzhen to repay the outstanding debt in full immediately if the Company does not meet any of the following: (a) the Company cannot distribute any bonus or dividend; (b) The total financing amount cannot exceed $19,013,800 (RMB 130,000,000) and the total revenue should not be less than $51,191,000 (RMB 350,000,000, the revenue defined here includes VAT tax). As of the filing date, the Company is not in violation of any requirements stated above.

On June 18, 2008, TMK Shenzhen entered into a credit agreement with Bank of China Shenzhen Branch (“BOC”) to obtain a line of credit in the amount of RMB 19,000,000 (approximately $2,787,109). The loan bears interest at approximately 5.346% per annum and matures on June 18, 2010. The loan is personally guaranteed by Mr. Wu, Henian.

On September 24, 2008, TMK Shenzhen entered into a one-year credit agreement with Shenzhen Development Bank (“SDB”). The agreement provided for a line of credit in the amount of RMB 20,000,000 (approximately $2,933,799) bearing interest at approximately 110% of the prevailing prime rate at the time of the loan (approximately 8,02% per annum) The loan was for material purchase purpose only and was guaranteed by Dongguan Waton Chemical Ltd. and personally guaranteed by Mr. Wu, Henian, Mr. Wang, Zongfu, and Mr. Huang, Junbiao, Mr. Zhuang, Zhuhua, and Mr. Yin, Liping The loan was also secured by the Company's inventory with fair value not less than RMB 10,000,000 (approximately $1,466,899). This loan was fully repaid in September 2009.

On September 12, 2008, TMK Shenzhen amended its credit agreement with ABN AMRO Bank (“ABN”) dated October 2007 to increase its credit limit to RMB 14,000,000 (appropriately $2,053,659). The loan was in the form of accounts receivable factoring bearing interest at appropriately 6.32% . Each borrowing borrowed against this agreement is required to be repaid within 120 days. This agreement also called for the Company to deposit RMB 5,600,000 (approximately $821,464) in ABN in advance to secure the loan (note 14). The agreement was terminated in 2009 with deposit fully refunded to the Company.

The interest expenses incurred for the above short-term bank loans for the years ended December 31, 2009 and 2008 were $187,965 and $369,252 respectively.

The unused line of credit amounted to $403,957 and $4,254,008.at December 31, 2009 and 2008, respectively.

Leading Asia Pacific Investment Limited and Subsidiaries
Notes to Consolidated Financial Statements

NOTE 12: LONG-TERM BANK LOANS

Long term bank loans consist of the following:

	December 31,
	2009	2008
DBS Bank	$2,181,753	$274,254
China Construction Bank Shenzhen Branch	4,387,800	-
Bank of China Shenzhen Branch	5,119,100	-
Less current portion	(2,451,700)	(274,254)
Long -term portion	$9,236,953	$-

On November 13, 2009, TMK Shenzhen obtained a 3-year term loan from DBS Bank (China) Limited Shenzhen Branch (“DBS”) in the amount of RMB 15,300,000 (approximately $2,237,778) bearing interest at approximately 130% of the prevailing prime rate at the time of the loan (approximately 7.02% per annum) paid monthly. The loan can only be used for equipment purchase (RMB 11,318,500) and working capital purpose (RMB 3,981,500). DBS requires the Company to deposit RMB 30,000,000 (approximately $4,387,800) as security (will be refunded to the Company in 6 months if payments are made on timely basis) (Note 14). Based on agreement, DBS has right to request the Company to repay the outstanding balance immediately if the Company does not meet any of the following: (a) the Company should provide audited financial within six months of year-end; (b) the Company cannot pledge its account receivables to any other third parties without DBS permission; (c) the Company's account receivable settlements (cash collections) should be maintained at RMB 40,000,000 (approximately $5,850,400) annually and RMB 10,000,000 (approximately $1,462,600) quarterly. The Company did not violate any of the above covenants at December 31, 2009.

On August 05, 2009, Borou obtained a 3-year term loan from Bank of China Shenzhen Branch (“BOC”) in the amount of RMB 40,000,000 (approximately $5,850.400) bearing interest at approximately 110% of the prevailing prime rate at the time of the loan (approximately 5.94% per annum) paid monthly. As of December 31, 2009, RMB 35,000,000 (approximately$5,119,100) was received in August 2009 and the remaining RMB 5,000,000 (approximately $731,100) was received in January 2010. Pursuant to the loan agreement, the loan can only be used for working capital purpose (RMB 20,000,000) and fixed asset purchase purpose (RMB 20,000,000). if violated, a penalty will be charged at 100% of interest rate on the violated amount. The loan is guaranteed by TMK Shenzhen and secured by Mr. Wu Henian, Mr. Huang Junbiao, and Mr. Wang Zongfu's ownerships in TMK Shenzhen. In addition, the loan is secured by property owned by Deli Investment Limited Co. with fair value of RMB 20,000,000 (approximately $2,925,200) and one of Borou’s properties with fair value of RMB 20,000,000 (approximately $2,925,200). Based on loan agreement, BOC also has right to request the Company to repay the outstanding balance immediately if Borou does not meet any of the following: (a) Borou cannot distribute any bonus or dividend if it incurs an after-tax loss, or its pretax net income is not significant enough to pay for its prior year' loss. Any pretax net income should be used to pay off principal and interests; (b) Borou should pay off the Bank before it pays off borrowing from its shareholders and other debt; (c) Fixed assets purchase loan can only be used for equipment purchase. The proceeds will be sent to equipment vendor directly. Any new equipment purchased under the loan should be added to bank collateral 30 days after payment is made; (d) Prior to loan payoff date, Borou should maintain monthly purchase settlements of not less than RMB 8,000,000 (approximately $1,170,080) with the bank (note purchase settlements are accounted for as the total of each cash-in and cash-out transaction amounts). Borou did not violate any of the above covenants at December 31, 2009. In accordance with the loan agreement, Borou also agreed to pay RMB 1,200,000 (approximately $175,512) of bank charge in 3 years with annual bank charge of 400,000 made prior to August 30 each year.

On December 30, 2008, TMK Shenzhen obtained a three-year term loan from China Construction Bank Shenzhen Branch (“CCB”) in the amount of RMB 30,000,000 (approximately $4,400,698) bearing interest at approximately 105% of the prevailing prime rate at the time of the loan (approximately 5.67% per annum and subject to adjustment every 12 months) paid monthly. Pursuant to the loan agreement, the principal needs to be made at a fixed amount of RMB 1,000,000 (approximately $146,260) starting from

Leading Asia Pacific Investment Limited and Subsidiaries
Notes to Consolidated Financial Statements

the 13th month until maturity date. In the event the Company defaulted on the loan, the interest rate will be increased to 150% of prime rate. In addition, the loan should be used for working capital purpose only. If violated, the interest rate will be increased to 200% of prime rate and the penalty will be computed at 11.34% of violated amount. The terms of the loan also called for a deposit of RMB 1,800,000 to Shenzhen General Chamber of Commerce to secure the loan until the term loan repaid in full (note 13). The loan with CCB is personally guaranteed by Mr. Wang, Zongfu and Mr. Huang, Junbiao and secured by Ms. Tu, Lanzhen (CEO’s Wife)'s personal property (note 15) with fair value of RMB 3,000,000 (approximately $440,070) and the Company's equipment with fair value of RMB 20,030,700 (approximately $2,938,302). Company did not violate any of the above covenants at December 31, 2009.

In May 2006, TMK Shenzhen entered into a three-year credit facility agreement with DBS Bank Limited. The credit facility included a three-year term loan in the amount of HKD 4,500,000 (appropriately $576,923) for equipment purchase purpose bearing interest at 5% per annum. The agreement also provided line of credit in the amount of HKD 10,500,000 (approximately $1,346,154) that is available to finance working capital for three years expired on 5/21/2009. The Company did not have an outstanding balance on this line of credit at December 31, 2008. In September 2006, TMK Shenzhen obtained a three-year term loan from DBS Bank Limited in the amount of HKD 3,800,000 (approximately $487,179) for equipment purchase purpose bearing interest at 5% per annum. The loans with DBS Bank limited were secured by the Company’s machinery and equipment and personally guaranteed by Mr. Wu, Henian, Mr. Wang, Zongfu, and Mr. Huang, Junbiao. The equipment purchase loans were fully repaid in May and September 2009, respectively. At December 31, 2008, unused line of credit with DBS Bank Limited amounted to $1,346,154.

Interest expenses incurred for the above long term bank loans for the years ended December 31, 2009 and 2008 were $393,955 and $53,298 respectively.

As of December 31, 2009, the principal payments for all long-term debt for the next five years are as follows:

2010	$2,451,700
2011	4,849,153
2012	4,387,800
2013
2014
Thereafter
Total long-term debt	$11,688,653

NOTE 13: BANK NOTES PAYABLE

Bank notes payable consist of the following:

	December 31,
	2009	2008
Chinese Mercantile Bank	$-	$1,070,837
Total	$-	$1,070,837

On July 2, 2008, TMK Shenzhen entered into a 14-month credit agreement with Chinese Mercantile Bank (“CMB”) with a credit limit of RMB 20,000,000 (approximately $2,933,800) in the form of acceptance bills. The loan could be used for the Company’s working capital purpose only bearing a fixed rate of 0.05% of face value of each acceptance bill. According to the loan agreement, each Bank’s acceptance bill should not exceed six months, and the Company needed to provide 50% of the bank acceptance amount as deposit. The loan agreement was personally guaranteed by Mr. Wu, Henian, Mr. Wang, Zongfu, and Mr. Huang Junbiao. The loan was fully paid in June 2009 prior to the agreement expiration date.

Leading Asia Pacific Investment Limited and Subsidiaries
Notes to Consolidated Financial Statements

NOTE 14: RESTRICTED CASH

The terms of the long-term bank loan with DBS Bank (China) Limited Shenzhen Branch entered in November 2009 in the amount of RMB 15,300,000 (approximately $2,237,778) (note 12) requires the Company to make a deposit of RMB 3,000,000 (appropriately $438,780) to secure the loan. The restricted deposit will be fully refunded in six months if the Company makes the payments of principal and interests on timely basis.

The terms of the long-term loan with China Construction Bank Shenzhen Branch entered in December 2008 in the amount of RMB 30,000,000 (approximately $4,400,698) (note 12) requires the Company to make a deposit of RMB 1,800,000 to Shenzhen General Chamber of Commerce to secure the loan until the term loan is fully repaid in December 2011. The Company made two deposits in the amount of RMB 900,000 each in 2008 and 2009 respectively.

The terms of the credit agreement with ABN AMRO Bank (“ABN”) of credit limit of RMB 14,000,000 (appropriately $2,053,659) (note 11) required the Company to make a deposit up to RMB 5,600,000 (40% of credit limit, approximately $819,056) to secure the loan at the time of each borrowing. At December 31, 2008, the deposit made to the bank totaled $5,457,080 (appropriately $800.499) . In June 2009, the restricted cash was fully refunded to the Company in the amount of RMB 5,600,000 (approximately $818,144).

The terms of the bank note payable with Chinese Mercantile Bank (Note 13) requires the Company to maintain a deposit calculated as 50% of bank acceptance amount at the time of each borrowing to secure the loan. The deposit was fully refunded to the Company in 2009.

The restricted cash is summarized as following:

	December 31,
	2009	2008

DBS Bank	$438,780	$-
Chinese Mercantile Bank	-	282,631
ABN AMRO Bank	-	800,499
Total Current Portion	$438,780	$1,083,130

China Construction Bank	$263,268	$132,021
Total Non-current Portion	$263,268	$132,021

NOTE 15: RELATED PARTY TRANSACTIONS

The related parties consist of the following:

Leading Asia Pacific Investment Limited and Subsidiaries
Notes to Consolidated Financial Statements

Wu, Henian	CEO, Chairman & Shareholder (55%)
Wang, Zhougfu	Director (since inception of the Company) & Shareholder (33%)
Zhang, Liangyin	Supervisor
Liu, Xiangjun	General Manager
Tu, Lanzhen	Wu, Henian's wife
Q-Lite Industrial Co., Ltd.	Yu, Zhengfei (Wang Zongfu's wife) holds 25% of ownership

Due from related parties

Due from related parties consists of the following:

	December 31,
	2009	2008
Wu, Henian	$-	$9,380
Zhang, Liangyin	-	1,426
Liu, Xiangjun	15,211	-
Total	15,211	$10,806

The above amounts are advances to various individuals for regularly business expensed to be paid by the individual on behalf of the Company. These amounts are non-secured, non-interest bearing, and are considered to be short-term. As of the date of this filing, in anticipation of being a U.S. public company, the due from balance has been repaid and no loans to Liu, Xiangjun are outstanding. See Note 23 for subsequent event related to the settlement of related party receivable.

Due to related party

Due to related party consists of the following:

	December 31,
	2009	2008
Q-Lite Industrial Co., Ltd	$17,691	$8,610

Ms. Yu, Zhengfei, Mr. Wang, Zongfu’s wife, holds 25% ownership of Q-Lite Industrial Co., Ltd. (“Q-Lite”). During the years ended December 31, 2009 and 2008, the Company sold products to Q-Lite in the amounts of $346,047 and $69,758 respectively.

Related party transactions

On November 15, 2008, the Company entered into an agreement with Ms. Tu, Lanzhen (CEO’s wife) to purchase her home and place of residence, which was jointly owned by the CEO. At the time of the agreement and as of December 31, 2008, no cash was paid pursuant to this agreement. However, as of December 31, 2008, the Company recorded fixed assets of 12,696,200 (approximately $1,862,405) and a corresponding liability in the same amount. On December 30, 2008, the Company pledged this property to the China Construction Bank Shenzhen Branch (CCB) to secure a three-year term loan in the amount of RMB 30,000,000 (see note 10). Approximately RMB 12,468,000 (approximately $1,828,930) was paid to Ms. Tu, Lanzhen in 2009. However, the full purchase price has not been paid and the title of the house remains with the CEO and Ms. Tu, Lanzhen. In addition, the CEO and Ms. Tu, Lanzhen continue to reside in the home through December 31, 2009.

Leading Asia Pacific Investment Limited and Subsidiaries
Notes to Consolidated Financial Statements

The initial transaction in 2008 was recorded in error due to the fact that the sale transaction was not complete. (see Note 4 Restatement) Because the transaction was between parties under common control, the house was recorded at its historical cost, which was RMB 2,396,233 (approximately $350,473). This amount is included in property and equipment at December 31, 2009. The difference between the amounts paid by the Company during 2009 and the historical basis of the house, which amounted to approximately RMB 10,071,767 (approximately $1,476,622), was recorded as a distribution of equity.

NOTE 16: OTHER GENERAL AND ADMINISTRATIVE EXPENSES

For the year ended December 31, 2009 and 2008, the amount of other general and administrative expenses mainly composed of the following:

	December 31,
	2009	2008

Automobile expenses	$36,302	$30,896
Auditing and accounting	110,823	117,922
Bank service charges	93,464	33,851
Courier, shipping, printing and postage	20,026	20,916
Foreign exchange	930	(106,478)
Insurance	75,757	31,051
Office and Others	39,607	128,242
Rent and utilities	45,893	58,751
Repairs and maintenance	117	1,397
Salaries and wages	441,263	363,528
Evaluation	-	247,524
Travel and transportation	28,917	17,831
Meals and entertainment	77,157	83,589
Other Financial Expense	139,550	294
Miscellaneous	239,493	-
Total	$1,349,298	$1,029,314

NOTE 17: STATUTORY RESERVES

As stipulated by the relevant laws and regulations for enterprises operating in PRC, the subsidiaries of the Company are required to make annual appropriations to a statutory surplus reserve fund. Specifically, the subsidiaries of the Company are required to allocate 10% of their profits after taxes, as determined in accordance with the PRC accounting standards applicable to the subsidiaries of the Company, to a statutory surplus reserve until such reserve reaches 50% of the registered capital of the subsidiaries of the Company. For the years ended December 31, 2009 and 2008, the Company reserved $0 and $247.015, respectively.

NOTE 18: INCOME TAX

Leading Asia is registered in BVI and under the current laws of the BVI, is not subject to income taxes.

Good Wealth is a holding company registered in Hong Kong and has no operating profit for tax liabilities.

Leading Asia Pacific Investment Limited and Subsidiaries
Notes to Consolidated Financial Statements

TMK Shenzhen is registered in PRC and has tax advantages granted by local government for corporate income taxes and sales taxes commencing 2005. The Company was entitled to have a full tax exemption for the first two profitable years, followed by a 50% reduction on normal tax rate of 24% for the following three consecutive years. The Company was approved by local government as a high-tech company and granted for tax benefits for corporate income taxes and sales taxes commencing 2007.

Borou is registered in PBC and is subject to regular corporate income tax rate. The assessment of its tax liabilities is combined with that of TMK Shenzhen.

Beginning January 1, 2008, the new Enterprise Income Tax (“EIT”) law has replaced the old laws for Domestic Enterprises (“DES”) and Foreign Invested Enterprises (“FIEs”). The new standard EIT rate of 25% replaces the 33% rate applicable to both DES and FIEs, except for High Tech companies that pay a reduced rate of 15%, subject to government verification for Hi-Tech company status in every three years. For companies established before March 16, 2007 continue to enjoy tax holiday treatment approved by local government for a grace period of either for the next 5 years or until the tax holiday term is completed, whichever is sooner.

The income tax expense in the consolidated statements of operations consists of:

	December 31,
	2009	2008
Income Taxes
Current tax payable	$1,347,115	$-
Deferred tax benefit	(12,668)	-
PRC Enterprise Income Taxes	$1,334,447	$-

The tax effects of temporary differences that have given rise to the deferred income tax liabilities consist of the following:

	December 31,
	2009	2008
Non-current Deferred Tax Liability	-
Depreciation of properties	593,977	-
Total Deferred Tax Liabilities	$593,977 $	-

A reconciliation between the income tax computed at the PRC statutory rate and the Company’s provision for income tax is as follows:

	Tax Year
	2009		2008
U.S. statutory rate	34%		34%
Foreign income not recognized in the U.S.	-34%		-34%
PRC preferential enterprise income tax rate	25%		24%
Tax holiday and relief granted to the Subsidiary	(10%	)	(24%	)
Provision for income tax	15%		-

Leading Asia Pacific Investment Limited and Subsidiaries
Notes to Consolidated Financial Statements

The tax authority of the PRC Government conducts periodic and ad hoc tax filing reviews on business enterprises operating in the PRC after those enterprises had completed their relevant tax filings, hence the Company’s tax filings may not be finalized. It is therefore uncertain as to whether the PRC tax authority may take different views about the Company’s tax filings which may lead to additional tax liabilities.

Accounting for Uncertainty in Income Taxes

The Company adopted the provisions of Accounting for Uncertainty in Income Taxes on January 1, 2007. The provisions clarify the accounting for uncertainty in income taxes recognized in an Enterprise’s financial statements in accordance with the standard “Accounting for Income Taxes,” and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The provisions of Accounting for Uncertainty in Income Taxes also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Based on the Company’s evaluation, the Company has concluded that there are no significant uncertain tax positions requiring recognition in its financial statements.

The Company may from time to time be assessed interest or penalties by major tax jurisdictions. In the event it receives an assessment for interest and/or penalties, it will be classified in the financial statements as tax expense.

Various Taxes

The Company is subject to pay various taxes such as Value Added Tax (VAT), City Development Tax, and Education tax to the local government tax authorities. The VAT collected on sales is netted against the taxes paid for purchases of cost of goods sold to determine the amounts payable and refundable. The City Development Tax and Education Tax are expensed as general and administrative expense.

NOTE 19: COMMITMENTS AND CONTINGENCIES

Lack of Insurance

The Company does not carry any business interruption insurance, products liability insurance or any other insurance policy except for a limited property insurance policy. As a result, the Company may incur uninsured losses, increasing the possibility that the investors would lose their entire investment in the Company.

The Company could be exposed to liabilities or other claims for which the Company would have no insurance protection. The Company does not currently maintain any business interruption insurance, products liability insurance, or any other comprehensive insurance policy except for property insurance policies with limited coverage. As a result, the Company may incur uninsured liabilities and losses as a result of the conduct of its business. There can be no guarantee that the Company will be able to obtain additional insurance coverage in the future, and even if it can obtain additional coverage, the Company may not carry sufficient insurance coverage to satisfy potential claims. Should uninsured losses occur, any purchasers of the Company’s common stock could lose their entire investment.

Because the Company does not carry products liability insurance, a failure of any of the products marketed by the Company may subject the Company to the risk of product liability claims and litigation arising from injuries allegedly caused by the improper functioning or design of its products. The Company cannot assure that it will have enough funds to defend or pay for liabilities arising out of a products liability claim. To the extent the Company incurs any product liability or other litigation losses, its expenses could materially increase substantially. There can be no assurance that the Company will have sufficient funds to pay for such expenses, which could end its operations and the investors would lose their entire investment.

Leading Asia Pacific Investment Limited and Subsidiaries
Notes to Consolidated Financial Statements

Minimum lease payments on operating leases

The Company entered into a lease agreement with Shenzhen Yijiayang Industrial Co., Ltd. for the lease of factory premises and staff quarters since 2001. The agreement was renewed annually. In December 2008, the Company signed a three-year lease agreement with Shenzhen Yijiayang Industrial Co., Ltd. The minimum lease payments for 2010 and 2011 are 190,953 annually. .

Rental expense incurred for the years ended December 31, 2009 and 2008 was approximately $190,593 and $228,680, respectively.

Lawsuit

On January 16, 2009, TMK Shenzhen was sued by Wen-Chang Management Consulting Services Company Limited (Wen-Chang), in the BaoAn District Court, with respect to RMB 226,598.08 (approximately, $33,177) in outstanding consultancy fees claimed by Wen-Chang. The BaoAn District Court ruled in favor of Wen-Chang and ordered TMK Shenzhen to pay to the plaintiff a sum of RMB 144,800, plus a liquidated damage in the sum of RMB 50,000 (collectively equal to $28,522). TMK appealed the BaoAn District Court's ruling to the Shenzhen Municipal Intermediate Court, based on its belief that Wen-Chang had failed to provide the training services required under the relevant contract between TMK Shenzhen and Wen-Chang. The Intermediate Court heard the case in June 2009, but as of the date of this filing, had not yet ruled on the matter. The Company does not believe that an adverse ruling will have a material impact on its business and operations.

NOTE 20: OPERATING RISK

Country risk

The Company has significant investments in the PRC. The operating results of the Company may be adversely affected by changes in the political and social conditions in the PRC and by changes in Chinese government policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things. The Company can give no assurance that those changes in political and other conditions will not result in have a material adverse effect upon the Company’s business and financial condition.

Exchange risk

The Company cannot guarantee the Renminbi, US dollar exchange rate will remain steady, and therefore, the Company could post the same profit for two comparable periods and post higher or lower profit depending on exchange rate of Renminbi and US dollars. The exchange rate could fluctuate depending on changes in the political and economic environments without notice.

Interest risk

The Company is exposed to interest rate risk arising from short-term variable rate borrowings from time to time. The Company’s future interest expense will fluctuate in line with any change in borrowing rates. The Company does not hedge its interest rate. As of December 31, 2009 and 2008, the Company believes it has no exposure to interest rate risk.

Political risk

Currently, PRC is in a period of growth and is openly promoting business development in order to bring more business into PRC. Additionally PRC currently allows a Chinese corporation to be owned by a United

Leading Asia Pacific Investment Limited and Subsidiaries
Notes to Consolidated Financial Statements

States corporation. If the laws or regulations relating to ownership of a Chinese corporation are changed by the PRC government, the Company's ability to operate the PRC subsidiaries could be affected.

NOTE 21: CONCENTRATION OF CREDIT RISK

A significant portion of the Company’s cash at December 31, 2009 and 2008 was maintained at various financial institutions in the PRC which do not provide insurance for amounts on deposit. The Company has not experienced any losses in such accounts and believes it is not exposed to significant credit risk in this area.

The Company operates principally in the PRC and grants credit to its customers in this geographic region. Although the PRC is economically stable, it is always possible that unanticipated events in foreign countries could disrupt the Company’s operations.

For the year ended December 31, 2009, no customer accounted for more than 10% of the Company’s total net sales.

For the year ended December 31, 2008, one customer accounted for 10% of the Company’s total net sales. This customer accounted for 6% of the Company’s total account receivables at December 31, 2008.

For the year ended December 31, 2009, the company had three major suppliers each accounted for 19%, 10% and 10% of total purchases, respectively.

For the year ended December 31, 2008, the company had four major suppliers each accounted for 14%, 14%, 12%, and 10% of total purchases, respectively.

NOTE 22: SEGMENT INFORMATION AND GEOGRAPHIC INFORMATION

The US GAAP “Disclosures About Segments of an Enterprise and Related Information”, requires certain financial and supplementary information to be disclosed on an annual and interim basis for each reportable segment of an enterprise. The Company believes that it operates in one business segment (research, development, production, marketing and sales of electronic products) and in one geographical segment (China), as all of the Company’s current operations are carried out in China.

The geographic distribution of the net sales for battery products for the years ended December 31, 2009 and 2008 were summarized as follows:

Leading Asia Pacific Investment Limited and Subsidiaries
Notes to Consolidated Financial Statements

	December 31,
	2009	2008
United States	$69,030	$170,807
Ukraine	81,271	67,319
Switzerland	-	-
Sweden	371,237	679,321
Slovakia	-	-
Singapore	-	-
Peru	3,561	13,834
New Zealand	-	-
Netherlands	-	-
Korea	7,011	22,582
Yugoslavia	-	-
Japan	29,823	156,452
Israel	-	-
India	-	-
Germany	206,534	259,966
Greater Britain	17,961	134,489
Denmark	-	-
Canada	-	-
Australia	18,188	101,713
Vietnam	3,151	-
Taiwan	89,980	165,781
Hong Kong	811,603	2,071,736
China	46,918,087	32,918,688
Total	$48,627,436	$36,762,688

NOTE 23: SUBSEQUENT EVENT

On September 25, 2008, Good Wealth Capital Investment Limited (“Good Wealth”) entered into an ownership transfer agreement with the Company and its shareholders. Pursuant to the agreement, the Company’s shareholders agreed to transfer their 100% ownership interest to Good Wealth. The equity transfer was approved by the Shenzhen administration of industry and commerce authorities (“AIC”), pursuant to a certificate of approval issued on October 15, 2008. The Company was required to apply for a change of registration with and obtain a new business license from the Shenzhen AIC within 30 days from the date of such approval but obtained an extension for such registration until February 25, 2010. On February 4, 2010, the Shenzhen AIC granted such approval and the Company was granted the new business license, therefore, the ownership transfer was considered complete in February 2010.

On January 4, 2010, the Company entered into a Memorandum of Understanding (MOU) with Hong Shenzhen DongFang Hualian Technology Ltd. (“Hualian”). The Company paid overall $3.2 million as deposit during January through March 2010, which shall be withdrawn based upon the MOU if Hualian fails the due diligence and external auditing which are currently under process and are expected to be completed by the end of the third quarter of 2010. In addition, the Company can withdraw the $3.2million deposit if the 2009 net profit of Hualian is less than RMB 28 million (approximately $4,105,080).

On February 10, 2010, Deerfield Resource, Ltd. (Deerfield), a Nevada Corporation, and Leading Asia entered into and closed a Share Exchange Agreement, pursuant to which Deerfield acquired 100% of the issued and outstanding capital stock of Leading Asia in exchange for 25,250,000 shares of its common stock, par value $0.001, which constituted 90.18% of Deerfield’s issued and outstanding capital stock on a fully-diluted basis as of and immediately after the consummation of the transactions contemplated by the Share Exchange Agreement. The share exchange transaction with Leading Asia was accounted for as a reverse acquisition and recapitalization whereby Leading Asia is the accounting acquirer.

Leading Asia Pacific Investment Limited and Subsidiaries
Notes to Consolidated Financial Statements

In connection with the reverse acquisition of Leading Asia, Deerfield also entered into the Cancellation Agreement with United Fertilisers, its controlling stockholder, whereby United Fertilisers agreed to the cancellation of 272,250,000 shares of China TMK’s common stock owned by it. As a condition precedent to the consummation of the Share Exchange Agreement, on February 10, 2010, China TMK also entered into a termination and release agreement with ASK Prospecting & Guiding Inc., pursuant to which Deerfield terminated that certain Mineral Claim Purchase Agreement, dated as of October 10, 2006. On February 10, 2010, Deerfield Resources, Ltd. changed its name to “China TMK Battery Systems Inc.” to more accurately reflect its new business operations.

On February 10, 2010, the Company entered into and closed the Share Exchange Agreement with Leading Asia, a BVI company, and its sole stockholder, Unitech, a BVI company, pursuant to which we acquired 100% of the issued and outstanding capital stock of Leading Asia in exchange for 25,250,000 shares of our common stock, par value $0.001, which constituted 90.18% of our issued and outstanding capital stock on a fully-diluted basis as of and immediately after the consummation of the transactions contemplated by the Share Exchange Agreement. The share exchange transaction with Leading Asia was treated as a reverse acquisition, with Leading Asia as the acquirer and China TMK Battery Systems Inc. as the acquired party.

In connection with our reverse acquisition of Leading Asia, we also entered into the Cancellation Agreement with United Fertilisers, our controlling stockholder, whereby United Fertilisers agreed to the cancellation of 272,250,000 shares of our common stock owned by it.

On May 7, 2010 the Company settled and received payments for all outstanding balances due from related parties, in accordance with the anticipated related party policies and procedures associated with being a public reporting company.